Exhibit 99.1

Medbox Announces First Quarter 2014
Financial Results

LOS ANGELES, Calif., May 15, 2014 /PRNewswire/ -- Medbox, Inc. (OTCQB: MDBX) (www.medbox.com), a leader in providing consulting services and patented medicine storage and dispensing systems to the medical and retail industries, today announced financial results for the first quarter of 2014.

Recent Operational Highlights:

•
Medbox established six new subsidiaries in marijuana research and development, real estate investments, dispensary management, banking, armored car transport, and strategic investments in other public companies that have shown promise in the ancillary service sector of the burgeoning marijuana industry.

•	Company transitioned to OTCQB tier of the OTC markets, providing greater liquidity to shareholders.
•	On March 24, 2014, the Form 10 registering Medbox’s shares of common stock became effective with the Securities and Exchange Commission and Medbox is now a fully-reporting public company.
•	The Company issued a one-for-one restricted common dividend in February 2014.
•	Began providing company information via S&P Capital IQ Corporation Records Listing Program to increase visibility to the institutional investment community.
•	Added two notable independent directors to the board in Amb. Ned L. Siegel and Mitch Lowe.

“We continued to establish the company as the leader in the rapidly growing legitimate marijuana industry while increasing our transparency to the investment community and position in the capital markets,” commented Dr. Bruce Bedrick, Chief Executive Officer of Medbox. “As this industry continues to evolve and redefine itself, Medbox is strategically positioned as the partner of choice with a growing array of solutions, technologies and services.”

Dr. Bedrick continued, “Across the country, states and municipalities evolve regulations regarding medical and recreational marijuana, and often struggle with the best ways to manage this change and address reasonable concerns. The results we are reporting today are somewhat overshadowed by accounting provisions necessitated by changes in the business and legal environment in one of the markets in which we operate. Medbox stands at the forefront of this industry, offering solutions that help dispensary operators and cultivators maintain compliance and records that exceed regulatory requirements.”

First Quarter Financial Results

First quarter gross revenues were $1.3 million, a 3.9% increase compared to $1.2 million in the first quarter of 2013. Due to changes in a final adopted ordinance in the San Diego market, the total number of licenses to be awarded by the city was reduced by over 75% as well as the likelihood of securing properly zoned locations. As a result of not being able to satisfy the demand of the company’s clients in that market, Medbox recorded a provision for sales allowances of approximately $963,000, resulting in a reduction of revenues for the quarter.

Matthew Feinstein, Vice President at Medbox, Inc. commented, “The City of San Diego’s zoning rules have significantly reduced the total number of licenses being awarded. In the short term, this will impact our ability to fulfill some of our contracts in the region. However, this decision will ultimately be a positive for us, as it will make those licenses ultimately awarded far more valuable due to continued strong demand and a smaller supply. We remain confident that we will secure a fair share of licenses awarded for our clients and assist our clients with professional management and oversight of those entities on a perpetual basis. The continued changes in the industry will help us in the long term as we perfect our revenue generating abilities, even as they provided challenges in the short term.”

Total selling, general and administrative expenses were $713,000 compared to total selling, general and administrative expenses of $955,000 in the same period last year. The loss from operations for the year was $(1.3) million, or $(0.04) per basic and $(0.03) per diluted share compared to a loss from operations of $(330,000) last year, or $(0.01) per basic and diluted share in the same period last year.

Sales and marketing expenses for the three months ended March 31, 2014 and 2013 were $142,000 and $254,000, respectively. Sales and marketing expenses represented 10.9% and 20.4% respectively, of gross revenues, before the provision of sales returns.   The decrease is due primarily to expenses related to Kind Clinics in the first quarter of 2013, which were non-recurring.

Net loss for the first quarter of 2014 was $(1.3) million or $(0.04) per basic and $(0.03) per diluted share, compared to a net loss of $(330,380) or $(0.01) per basic and $(0.01) per diluted share for the first quarter of 2013.

Balance Sheet

As of March 31, 2014, the Company had $2.0 million in cash and $443,000 in marketable securities. As referenced in a Form 10a filed with the Securities and Exchange Commission, the Company increased its cash position compared to December 31, 2013 through sales of stock to accredited investors.

About Medbox, Inc:

Medbox is a leader in the development, sales and service of automated, biometrically controlled dispensing and storage systems for medicine and merchandise. Headquartered in Los Angeles, Medbox, through its wholly owned subsidiary, Medicine Dispensing Systems, offers their patented systems, software and consulting services to pharmacies, alternative medicine dispensaries and local governments in the U.S. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (www.vaporfection.com), the company offers an industry award winning medical vaporizer product. Medbox, through its newly established subsidiaries, is in development of the following ancillary services catered to the alternative medicine industry: merchant services and armored transport for cash deposits, cannabidiol research and development, real estate acquisitions and subsequent lease programs to alternative medicine dispensaries, and alternative medicine dispensary management services.

Forward-Looking Statements: The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Medbox, Inc. is a publicly traded company, and is quoted on the OTCQB, ticker symbol MDBX.

For more information on Medbox, please contact (800) 762-1452 or go online to: http://www.medbox.com.

Contacts:
Investor Relations:
Stephen Hart
Hayden IR
+1- 917-658-7878
hart@haydenir.com

Tables to follow

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

Revenues:	March 31, 2014	March 31, 2013
Gross Revenues	$1,294,550	$1,245,522
Provision for sales refunds	(962,780)	-
Net, revenue	331,770	1,245,522
Cost of revenues	891,920	620,060

Gross profit	(560,150)	625,462

Selling, general and administrative expenses
Selling and marketing	141,554	254,252
Research and development	8,000	8,500
General and administrative	563,370	692,682
Total selling, general and administrative expenses	712,924	955,434

Loss from operations	(1,273,074)	(329,972)

Other income (expense), net	13,652	(408)

Loss before provision for income taxes	(1,259,422)	(330,380)

Provision for income taxes	-	-

Net loss	$(1,259,422)	$(330,380)

Earnings per share attributable to common stockholders
Basic	$(0.04)	$(0.01)
Diluted	$(0.03)	$(0.01)
Weighted average shares outstanding
Basic	30,516,271	27,957,406
Diluted	45,516,271	45,290,739

MEDBOX, INC.
CONSOLIDATED BALANCE SHEETS AS OF
MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	(Unaudited)
Assets	March 31, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$1,977,756	$168,003
Marketable securities	442,904	184,800
Accounts receivable, net of valuation adjustment
of $561,855 and $0	1,319,461	1,864,506
Notes receivable	-	115,000
Inventory	1,069,156	1,269,454
Prepaid expenses and other current assets	260,622	89,241
Total current assets	5,069,899	3,691,004

Property and equipment, net of accumulated depreciation of
28,203 and 21,123, respectively	198,532	169,128

Investments, at cost	1,200,000	1,200,000
Intangible assets, net of accumulated amortization
of $44,375 and 32,750 respectively	735,598	653,959
Note receivable	130,000	-
Goodwill	1,100,037	1,090,037
Deposits and other assets	99,662	98,726
Total assets	$8,533,728	$6,902,854

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$535,686	$598,314
Notes payable	-	75,000
Related party notes payable	16,674	111,794
Customer deposits	538,311	203,186
Provision for customers refunds	222,925	-
Short term loan payable	122,135	-
Total current liabilities	1,435,731	988,294

Long term-debt, less current portion	-	-
Total liabilities	1,435,731	988,294

Stockholders' equity
Preferred stock, $0.001 par value: 10,000,000 authorized;
3,000,000 and 6,000,000 issued and outstanding as of March 31, 2014 and
December 31, 2013, respectively	3,000	3,000
Common stock, $0.001 par value: 100,000,000 authorized,
30,011,580 and 29,525,750 issued and outstanding as of March 31, 2014 and
December 31, 2013, respectively	30,012	29,526
Additional paid-in capital	9,212,731	6,785,358
Common stock subscribed	-	(15,000)
Retained earnings (accumulated deficit)	(2,147,746)	(888,324)
Total stockholders' equity	7,097,997	5,914,560
Total liabilities and stockholders' equity	$8,533,728	$6,902,854

See notes to consolidated financial statements.